Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MATTEL, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Mattel, Inc., a Delaware corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article Sixth of the Restated Certificate of Incorporation of the Corporation (as heretofore amended, the “Restated Certificate”) is hereby amended in its entirety to read as follows:

“SIXTH: The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law against any and all expenses, judgments, fines amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Law and may, at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the Delaware General Corporation Law.

A director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such repeal or modification.”

2. The foregoing amendments to the Restated Certificate were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 29th day of May 2025.

MATTEL, INC.

By:	/s/ Jonathan Anschell
Name: Jonathan Anschell
Title: Executive Vice President, Chief Legal Officer, and Secretary